Exhibit 3.3 Amendment to Articles of Incorporation

                                   Exhibit 3.3

TANK SPORTS
10925 Schmidt Rd. South El Monte, CA 917333
Tel: (626) 350-4039 Fax: (626) 442-8706


CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION



The undersigned certify that:

1. They are the president and the secretary, respectively, of Tank Sports, Inc., a California corporation.

2. Article FOUR of the Articles of Incorporation of this corporation is amended to read as follows:

     This corporation is authorized to issue only one class of shares of stock which shall be designated common stock. The total number of shares it is authorized to issue is 50,000,000 shares.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporation Code. The total number of outstanding shares of the corporation is 10,000 shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



         Date: 10/11/05                         /s/ Jing Jing Long
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                                                    Jing Jing Long, President


                                               /s/ Jing Jing Long
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                                                   Jing Jing Long, Secretary